PRESS RELEASE

                                                                        Contact:
                                                                  Todd A. Gipple
                                                        Executive Vice President
                                                         Chief Financial Officer
                                                                  (309) 736-3580

FOR IMMEDIATE RELEASE
February 21, 2002

                               QCR Holdings, Inc.

                       Announces Settlement of Arbitration

QCR Holdings, Inc. announced today that it has settled its arbitration dispute with Nova Information Systems, Inc. In September of 2000, QCR Holdings and its subsidiary, Quad City Bancard, Inc., initiated legal action against PMT Services, Inc. (a subsidiary of Nova) in an effort to collect a large receivable. In response, PMT filed a lawsuit in California against QCR Holdings and Quad City Bancard seeking a recovery of damages. The court ruled that all claims must be arbitrated in Iowa.

The settlement amount paid to Quad City Bancard resulted in the collection of the receivable due from Nova, less an amount that approximated the costs of continued arbitration. The effect of the settlement is a reduction in third quarter after-tax earnings of approximately $175,000, or $.06 per share. While management believed that Nova's claims were without merit, a determination was made that a settlement at this time was the most cost effective option for QCR Holdings.